                                                                    EXHIBIT 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                  CHARGES AND PREFERRED STOCK DIVIDENDS (in thousands)

                                         AMERICAN
                                         CELLULAR
                                   --------------------
                                      FOR THE PERIOD
                                     FROM FEBRUARY 26,
                                      1998 (DATE OF
                                     FORMATION) THROUGH
                                     DECEMBER 31, 1998
                                   --------------------
Interest                               $ 61,477
Interest portion of
 rent expense                               905
Preferred stock
 dividend requirement                    21,375
                                       --------
Fixed Charges                          $ 83,757
                                       ========
Consolidated pretax
 loss from continuing
 operations                            $(39,869)

Fixed charges per above                  83,757
Preferred stock
 dividend requirement                   (21,375)
                                       --------
Earnings                               $ 22,513
                                       ========
Ratio of Earnings to
 Fixed Charges

                                                       PRICELLULAR
                          -----------------------------------------------------------------
                            SIX MONTHS
                           ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                             1998             1997          1996         1995        1994
                          ------------------------------------------------------------------
Interest                     $38,955        $ 67,392      $ 47,076       $22,953     $ 2,236
Interest portion of
 rent expense                    667           1,139           793           292          47
Preferred stock
 dividend requirement          3,357           6,540         6,178            --          --
                             -------        --------      --------       -------     -------
Fixed Charges                $42,979        $ 75,071      $ 54,047       $23,245     $ 2,283
                             =======        ========      ========       =======     =======
Consolidated pretax
 loss from continuing
 operations                  $(6,286)       $(13,631)     $(23,043)      $(7,711)    $(1,440)


Fixed charges per above       42,979          75,071        54,047        23,245       2,283
Preferred stock
 dividend requirement         (3,357)         (6,540)       (6,178)           --          --
                             -------        --------      --------       -------     -------
Earnings                     $33,336        $ 54,900      $ 24,826       $15,534     $   843
                             =======        ========      ========       =======     =======
Ratio of Earnings to
 Fixed Charges



(1) The ratio of earnings to combined fixed charges and preferred stock dividends is not meaningful for periods that result in a deficit. For the PriCellular six months ended June 30, 1998 and the years ended December 31, 1997, 1996, 1995, and 1994 the deficit of earnings to combined fixed charges and preferred stock dividends was $9,643, $20,171, $29,221, $7,711, and $1,440 respectively. For the American Cellular period from February 26, 1998 (date of formation) through December 31, 1998, the deficit of earnings to combined fixed charges and preferred stock dividends was $61,244.